U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1.  Name and Address of Reporting Person: Frank Gillen
    175 South Main Street, Suite 1240, Salt Lake City, UT  84111

2.  Date of Event Requiring Statement (Month/Date/Year): 10/19/1999

3.  IRS or Social Security Number of Reporting Person (Voluntary):

4.  Issuer Name and Ticker or Trading Symbol: EZConnect, Inc. (EZCT)

5.  Relationship of Reporting Person(s) to Issuer (Check all Applicable)
     (X) Director (X) Officer, give title below (X) 10% Owner ( ) Other
     Title: Secretary/Treasurer, Chief Financial Officer

6.  If Amendment, Date of Original (Month/Day/Year): N/A

7.  Individual or Joint/Group Filing (Check Applicable Line)
     (X) Form filed by One Reporting Person
     ( ) Form filed by More than One Reporting Person

TABLE I - Non-Derivative Securities Beneficially Owned

1. Title             2. Amount of           3. Ownership Form:         4.     Nature of
    of                 Securities               Direct(D)or               Indirect Beneficial
 Security           Beneficially Owned          Indirect(I)                   Ownership
 --------           ------------------         ---------------            -------------------
Common Stock            896,000                      (I)                  Held by Maven Properties, Ltd, of
                                                                          which Mr. Gillen is the controlling
                                                                          principal


TABLE II - Derivative Securities Beneficially Owned

1.        2. Date Exer-          3. Title and Amount of     4. Conver-  5. Ownership  6.
            cisable and             Securities Underlying      sion or     Form of
            Expiration              Derivative Security        Exercise    Derivative    Nature
            Date                    --------------------       Price of    Security      of
Title of   (Month/Day/Year)                     Amount of      Deri-       Direct (D)    Indirect
Derivative ----------------                     Number of      vative      or In-        Beneficial
Security   Exercisable/Expiration   Title       of Shares      Security    direct (I)    Ownership
--------   ----------------------   -----       ---------      --------    ----------    ---------
Options    10/19/1999  10/18/2000   Common Stock  50,000       $ 1.50         D            N/A


Explanation of Responses:

Signature of Reporting Person: /s/ Frank Gillen
Date: 10/26/1999